DIVERSIFIED INCOME STRATEGIES PORTFOLIO, INC

FILE #811-21637

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
2/24/2005	Penn National Gaming 6.75% 3/1/15	$250,000,000	$4,000,000	Deutsche Bank Bear Stearns Calyon Securities USA Goldman Sachs Lehman Borthers Merrill Lynch & Co. SG Corporate & Investment Wells Fargo